      As filed with the Securities and Exchange Commission on April 3, 2001
                                                           Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------
                           VION PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)
                           ---------------------------

                  Delaware                                    13-3671221
         (State or other jurisdiction                      (I.R.S. Employer
         of incorporation or organization)                 Identification No.)
                           ---------------------------
          4 Science Park, New Haven, Connecticut 06511, (203) 498-4210 (Address, including zip code, and telephone number, including area code, of principal executive offices)
                           ---------------------------
               Alan Kessman, President and Chief Executive Officer
             Vion Pharmaceuticals, Inc., 4 Science Park, New Haven,
                       Connecticut 06511, (203) 498-4210
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                           ---------------------------
  Copies of all communications, including all communications sent to the agent for service, should be sent to:
                                Paul Jacobs, Esq.
                            Lawrence A. Spector, Esq.
     Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103
                           ---------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________.
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------
                         CALCULATION OF REGISTRATION FEE

-------------------------------------------- ----------------- ------------------------ ------------------- -----------------
                                                                       Proposed           Proposed Maximum
         Title of Each Class of                  Amount to         Maximum Offering      Aggregate Offering     Amount of
       Securities to be Registered             be Registered      Price Per Share (1)          Price         Registration Fee
-------------------------------------------- ----------------- ------------------------ ------------------- -----------------
Common Stock, par value $.01 per share           5,000,000              $4.3125              $21,562,500          $5,391
-------------------------------------------- ----------------- ------------------------ ------------------- -----------------

(1) The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is $4.3125, the average of the high and low prices of the common stock of Vion Pharmaceuticals, Inc. as reported on Nasdaq National Market on March 28, 2001.

-------------------------
         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------

                   Subject to completion, dated April 3, 2001

This information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our Registration Statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                                5,000,000 Shares

                           Vion Pharmaceuticals, Inc.

                                  Common Stock

         This prospectus will allow us to sell up to 5,000,000 shares of our common stock from time to time in one or more separate offerings in amounts, at prices and on terms to be determined at the time of sale.

         This prospectus will describe the general terms of our offering and the general manner in which we will offer our common stock. Each time we sell our common stock, we will provide a prospectus supplement that will contain the specific terms of our offering and describe the specific manner in which we will offer our common stock.

         The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" carefully before you invest.

         Our common stock is listed on the Nasdaq National Market under the symbol "VION." The last reported sale price of our common stock on the Nasdaq
National Market on                , 2001 was $            .

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning page 6.

                              --------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is           , 2001

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Summary...........................................................................................................1
Risk Factors......................................................................................................6
Use of Proceeds..................................................................................................14
Desription of Common Stock.......................................................................................15
Plan of Distribution.............................................................................................16
Legal Matters....................................................................................................17
Experts..........................................................................................................17
Note Regarding Forward-Looking Statements........................................................................17
Where You Can Find More Information..............................................................................17


                               ------------------

       You should rely on the information contained in the prospectus and the documents incorporated by reference, we have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock, our business, financial condition, results of operations and prospects may change after that date.

                               ------------------

                                     SUMMARY

     This summary provides an overview of selected information and does not contain all the information you should consider. You should read the entire prospectus, including the section titled "Risk Factors," carefully before making an investment decision.

Business of Vion

     We are a biopharmaceutical company engaged in research, development and commercialization of cancer therapeutics and technologies for the treatment of cancer. Our product portfolio consists of one drug delivery platform and two distinct small molecule anticancer agents.

         Drug Delivery Platform:

     o TumorAmplified Protein Expression Therapy, or TAPET'r', our drug delivery system using live Salomonella bacteria, is designed to deliver cancer-fighting drugs preferentially to solid tumors and is currently being evaluated in Phase I human safety trials;

         Anticancer Cell Therapeutics:

     o Triapine'r' prevents the replication of tumor cells by blocking a critical step in the synthesis of DNA. Triapine is currently being evaluated in single agent trials. Triapine is expected to enter single agent Phase II and combination clinical studies in the first half of 2001; and

     o Sulfonyl Hydrazine Prodrugs are unique, potent alkylating agents that are currently being evaluated in preclinical studies. The lead candidate is slated to begin clinical development in the first half of 2001.

         Our product development strategy consists of two main approaches. First, we engage in product development with respect to anticancer technologies through in-house research and through collaboration with academic institutions. Second, depending on the drug market conditions and required resources, we determine the best method and/or partnership to develop, and eventually market, our products. Our current research and development programs are based on technologies that we license from Yale University.

         Our plan of operations for the next 12 months includes the following elements:

     o continue to conduct internal research and development with respect to our core technologies and other product candidates that we may identify;

     o conduct Phase I clinical "optimization" TAPET studies of the "unarmed base vector" for further safety and "optimized" selective accumulation of bacteria in the tumor;

     o conduct Phase I clinical studies of the "armed" TAPET vector for safety and selective accumulation of the bacteria and the anticancer agent within tumors;

     o conduct Phase I combination studies for safety and dosage of Triapine in conjunction with standard chemotherapy treatments;

     o    conduct Phase II clinical studies of Triapine as a single agent;

     o conduct Phase I clinical studies of VNP40101M, a member of the Sulfonyl Hydrazine Prodrug class, in the United States for safety and dosage;

     o continue to support research and development being performed at Yale University and by other collaborators; and

     o continue to seek collaborative partnerships, joint ventures, co-promotional agreements or other arrangements with third parties.

         We were incorporated in March 1992 as a Delaware corporation named MelaRx Pharmaceuticals, Inc. In April 1995 we changed our name to OncoRx, Inc. in connection with a merger, and in April 1996 we changed our name to Vion Pharmaceuticals, Inc. Our executive offices are located at 4 Science Park, New Haven, Connecticut 06511, and our telephone number is (203) 498-4210.

Recent Developments

TAPET'r' Bacterial Vectors

         On January 11, 2001, we announced results of our initial Phase I clinical trials of our "unarmed" TAPET vector product candidate. Phase I human clinical trials were initiated to determine the safety profile and biological behavior of the unarmed TAPET vector, VNP20009, in patients with advanced cancer. By direct injection into solid tumors, or intratumoral administration, VNP20009 was found to be safe to administer, and persisted in tumors for at least two weeks following the injection. The maximum tolerated dose for intratumoral administration has not been reached, and dose escalation continues. In one schedule of intravenous administration, several dose levels were evaluated, and the maximum tolerated dose of VNP20009 was determined. Evidence of VNP20009 colonization within a metastatic tumor was obtained in some patients at the highest doses, although in these preliminary studies, no evidence of tumor shrinkage was observed. The Phase I intravenous trials remain open with the objective of optimizing tumor colonization by modifications of dose and schedule and administration of VNP20009 in combination with methods to reduce dose-limiting toxicities.

     The U.S. Patent and Trademark Office awarded U.S. Patent No. 6,190,657 titled "Vectors For The Diagnosis and Treatment of Solid Tumors Including Melanoma," to Yale faculty members John M. Pawelek, Ph.D., Kenneth B. Low, Ph.D. and David G. Bermudes, Ph.D. Dr. Bermudes is currently our Director of Biology and the technology covered by the patent has been exclusively licensed to us on a worldwide basis. This is a key patent in our intellectual property portfolio because it provides broad coverage for platform technology using tumor-selective Salmonella as cancer-fighting agents against solid tumors. In addition, the patent specifically covers use of genetically modified Salmonella expressing prodrug converting enzymes, a method that permits selective activation of non-toxic prodrugs to active anticancer agents within the tumor. The patent also contains claims for kits and methods for tumor diagnostics using Salmonella. Another patent (U.S. Patent No. 6,080,849) recently issued jointly to Yale and us covers tumor-selective Salmonella with reduced virulence by modification of an msbB gene.

TAPET'r' Second Generation Armed Vectors

         Our scientists have "armed" the base bacterial vector VNP20009 by inserting a variety of genes for various anticancer therapeutic agents into the TAPET vector. A lead candidate for the first clinical armed vector containing the enzyme cytosine deaminase, or TAPET-CD, has emerged. The enzyme can convert the systemically administered drug, 5-fluorocytosine, an agent with minimal toxicity, into the anticancer agent, 5-fluorouracil. In preclinical models, TAPET bacteria containing the CD enzyme accumulate and specifically convert 5-fluorocytosine to 5-fluorouracil within the tumor tissue, and cause antitumor effects superior to the TAPET bacteria alone. We intend to initiate a clinical trial of TAPET-CD by intratumoral administration later this year, and by intravenous administration pending completion of the intravenous trials of the unarmed TAPET vector.

Vion-EPTTCO Collaboration

         We entered into collaboration with EPTTCO Limited to develop specific TAPET vectors armed with the prodrug converting enzyme CPG2. The enzyme CPG2 can convert inactivated forms of very potent anticancer agents to their active state. When the inactivated form of the anticancer agent is administered to tumor-bearing animals that have received TAPET-CPG2, the anticancer agent is activated preferentially within the tumor.

         AstraZeneca has evaluated a package of preclinical data on an armed TAPET vector expressing the prodrug converting enzyme CPG2 and has elected not to exercise a second option agreement with the Vion-EPTTCO collaboration for TAPET-CPG2 at this time. We and partner EPTTCO Limited intend to continue our collaboration on the TAPET-CPG2 vector in combination with specific alkylating agent prodrugs, and will consider submission of a second package of data to AstraZeneca after completion of additional preclinical experiments and the ongoing Phase I human clinical trials of VNP20009, the unarmed base TAPET vectors.

         Vion and EPTTCO demonstrated that intravenous administration of TAPET-CPG2 could consistently deliver very high levels of CPG2 enzyme to implanted subcutaneous tumors in mice. Vion and EPTTCO also demonstrated that the combination of TAPET-CPG2 and specific alkylating agent prodrugs showed tumor growth inhibition in mouse melanoma and colon cancer tumor models. However, AstraZeneca elected not to exercise a second option agreement to finance further development of TAPET-CPG2 at this time because the antitumor activity demonstrated in the animal models was less than expected for the very high level of enzyme (CPG2) that was delivered to the tumor by TAPET. Further improvement in antitumor activity to produce major regression and/or cures was considered critical for AstraZeneca to proceed with the second option agreement. AstraZeneca also cited the need for Vion to complete its ongoing Phase I trials of the unarmed base TAPET vector, and to demonstrate in those trials optimal colonization of tumors by the TAPET vectors in a high proportion of patients at a well tolerated dose.

Triapine'r'

         In the past year, the maximum tolerated dose of two different single-agent regimens administered to patients with advanced cancer was determined. Because of Triapine's safety profile in clinical test, testing of a more compressed, every other week dosing schedule for both regimens is in progress. We believe that more frequent administration is expected to have the greatest effect on patients' tumors. Preliminary evidence of anti-tumor activity using one of the every other week regimens has been observed in patients with advanced and chemotherapy-refractory malignancies. In 2001, we expect to start Phase II studies as well as a number of Phase I combination studies of Triapine in conjunction with standard chemotherapy treatments.

Sulfonyl Hydrazine Prodrug Alkylating Agent

         In the past year, we identified a lead candidate from the Sulfonyl Hydrazine Prodrug family of novel alkylating, or DNA-damaging, agents. The lead agent demonstrated broad antitumor activity in murine models and excellent penetration of the blood-brain barrier. Furthermore, this agent inhibits the major known mechanism of drug resistance, and has been shown to be active in animal models against tumor cells that are resistant to the standard alkylating agents commonly used to treat various forms of human cancer.

         On February 20, 2001, we announced our plan to proceed with a Phase I human clinical trial of the lead candidate VNP40101M from our Sulfonyl Hydrazine Prodrug family of novel and DNA-damaging agents. The Investigational New Drug application for VNP40101M, which was submitted to the Food and Drug Administration in January, is active. The trial, which will assess the product's safety and maximum tolerated dose, is expected to begin in approximately 2 months and to enroll 20-30 patients.

The Securities We May Offer

         This prospectus is part of a Registration Statement (No. 333- ) that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to 5,000,000 shares of common stock. This prospectus provides you with a general description of our common stock we may offer. Each time we offer our common stock, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of our common being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

                                  RISK FACTORS

         In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

If we continue to incur operating losses, we may be unable to continue our operations.

         We have incurred losses since inception. As of December 31, 2000, we had an accumulated deficit of approximately $77.8 million. If we continue to incur operating losses and fail to become a profitable company, we may be unable to continue our operations. Since we began our business, we have focused on research and development of product candidates. We expect to continue to operate at a net loss for at least the next several years as we continue our research and development efforts, continue to conduct clinical trials and develop manufacturing, sales, marketing and distribution capabilities. Our future profitability depends on our receiving regulatory approval of our product candidates and our ability to successfully manufacture and market approved drugs. The extent of our future losses and the timing of our profitability are highly uncertain.

If our product candidates are found to be ineffective, unsafe or unprofitable, our product candidates may not be successfully developed.

         Our successful development of any product is subject to the risks of failure inherent in the development of products or therapeutic procedures based on innovative technologies. These risks include the possibilities that:

     o    the proposed products are found to be ineffective or unsafe;

     o the proposed products are uneconomical to manufacture or market or do not achieve broad market acceptance;

     o third parties hold proprietary rights that preclude us from marketing proposed products; or

     o    third parties market a superior or equivalent product.

If we do not obtain regulatory approval for our products, we will not be able to sell our products and the value of our company and our results of operations will be harmed.

         We cannot sell or market our drugs without regulatory approval. If we cannot obtain regulatory approval for our products, the value of our company and our results of operations will be harmed. In the United States, we must obtain approval from the U.S. Food and Drug

Administration, or FDA, for each drug that we intend to sell. Obtaining FDA approval is typically a lengthy and expensive process, and approval is highly uncertain. Foreign governments also regulate drugs distributed outside the United States. A delay in obtaining regulatory approvals for any of our drug candidates will also have a material adverse effect on our business.

If our TAPET technology causes unacceptable side effects, we will not be able to commercialize TAPET.

         TAPET uses genetically altered Salmonella bacteria for delivery of genes or gene products to tumors. The use of bacteria in general, or Salmonella in particular, to deliver genes or gene products is a new technology, and existing preclinical and clinical data on the safety and efficacy of this technology are very limited. Unacceptable side effects may be discovered during preclinical and clinical testing of our potential products utilizing TAPET. While certain formulations of TAPET have been tested in limited human clinical trials, the results of preclinical studies and the limited human clinical trials performed to date may not be predictive of safety or efficacy in humans. Possible serious side effects of TAPET include bacterial infections, particularly the risk of septic shock, a serious and often fatal result of bacterial infection of the blood. If side effects of TAPET are determined unacceptable, we will not be able to commercialize TAPET.

If we fail to obtain the capital necessary to fund our operations, we will be unable to continue or complete our product development.

         In the future, we will need to raise substantial additional capital to fund operations and complete our product development. We may not get funding when we need it or on favorable terms. If we cannot raise adequate funds to satisfy our capital requirements, we may have to delay, scale-back or eliminate our research and development activities or future operations. We might have to license our technology to others. This could result in sharing revenues which we might otherwise retain for ourselves. Any of these actions may harm our business, financial condition and results of operations.

         The amount of capital we may need depends on many factors, including:

     - the progress, timing and scope of our research and development programs;

     - the progress, timing and scope of our preclinical studies and clinical trials;

     -    the time and cost necessary to obtain regulatory approvals;

     - the time and cost necessary to further develop manufacturing processes, arrange for contract manufacturing or build manufacturing facilities and obtain the necessary regulatory approvals for those facilities;

     - the time and cost necessary to develop sales, marketing and distribution capabilities; and

     - any new collaborative, licensing and other commercial relationships that we may establish.

If we are found to be infringing on patents owned by others, we may be forced to obtain a license to continue the sale or development of our products and/or pay damages.

         Our processes and potential products may conflict with patents that have been or may be granted to competitors, universities or others. As the biopharmaceutical industry expands and more patents are issued, the risk increases that our processes and potential products may give rise to claims that they infringe the patents of others. These other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or process. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to conduct clinical tests, manufacture or market the affected product or use the affected process. Required licenses may not be available on acceptable terms, if at all, and the results of litigation are uncertain. If we become involved in litigation or other proceedings, it could consume a substantial portion of our financial resources and the efforts of our personnel. In addition, we may have to expend resources to protect our interests from possible infringement by others.

We rely on confidentiality agreements to protect our trade secrets. If these agreements are breached by our employees or other parties, our trade secrets may become known to our competitors.

         We rely on trade secrets that we seek to protect through confidentiality agreements with our employees and other parties. If these agreements are breached, we may not have any remedies. Any remedies that may be available to us may not be adequate and our trade secrets may otherwise become known to our competitors. To the extent that our consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, we may not own any of the proprietary rights to such information. In addition, any disputes as to the ownership of these proprietary rights may not be resolved in our favor.

If we fail to recruit and retain personnel, our research and development programs may be delayed.

         We are highly dependent upon the efforts of our senior management and scientific personnel. There is intense competition for qualified scientific and technical personnel. Since our business is very science-oriented and specialized, we need to continue to attract and retain such people. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business. If we lose the services of, or fail to recruit, key scientific and technical personnel, our research and product development programs would be significantly and detrimentally affected.

We face intense competition in the market for anticancer products, and if we are unable to compete successfully, our business will suffer.

         The market for anticancer products is large and growing rapidly and will attract new entrants. We are in competition with other pharmaceutical companies, biotechnology companies and research and academic institutions. Many of these companies have substantially greater financial and other resources and development capabilities than we do and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. In addition, our competitors may succeed in obtaining approval for products more rapidly than us and in developing and commercializing products that are safer and more effective than those that we propose to develop. The existence of these products, other products or treatments of which we are not aware or products or treatments that may be developed in the future may adversely affect the marketability of our products by rendering them less competitive or obsolete. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we may compete with other companies in acquiring rights to products or technologies from universities.

If the testing or use of our potential products harms people, we could be subject to costly and damaging product liability claims.

         Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of drug products including, but not limited to, unacceptable side effects. These risks are particularly inherent in human trials of our proposed products. Side effects and other liability risks could give rise to viable product liability claims against us. While we have obtained insurance coverage for patients enrolled in clinical trials, we may not be able to maintain this product liability insurance on acceptable terms, insurance may not provide adequate coverage against potential liabilities and we may need additional insurance coverage for expanded clinical trials and commercial activity. As a result, product liability claims, even if successfully defended, could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to find an acceptable outside manufacturer on reasonable terms, sales of our products and our financial performance will be materially adversely affected.

         We do not have manufacturing or marketing capabilities of our own. We currently intend to outsource some or all the manufacturing requirements we may have. If we are unable to enter into suitable arrangements for manufacturing and maintain commercial scale manufacturing within our planned time and cost parameters, sales of our products and our financial performance will be materially adversely affected.

         If, alternatively, we decide to establish a manufacturing facility, we will require substantial additional funds and will be required to hire significant additional personnel and comply with the extensive FDA-mandated good manufacturing practices that would apply to such a facility.

If we are unable to establish sales, marketing and distribution capabilities, or to enter into agreements with third parties to do so, we will be unable to successfully market and sell our products.

         We have no sales, marketing or distribution personnel or capabilities. If we are unable to establish those capabilities, either by developing our own capabilities or entering into agreements with others, we will not be able to successfully sell our products. In that event, we will not be able to generate significant revenues. We cannot guarantee that we will be able to hire the qualified sales and marketing personnel we need. We may not be able to enter into any marketing or distribution agreements on acceptable terms, if at all. In addition, establishing sales, marketing and distribution capabilities will not guarantee success at selling any of our future products.

If our corporate partners, licensors, licensees, collaborators at research institutions and others do not conduct activities in accordance with our arrangements, our research and development efforts may be delayed.

         Our strategy for the research, development and commercialization of our products entails entering into various arrangements with corporate partners, licensors, licensees, collaborators at research institutions and others. We are dependent, therefore, upon the actions of these third parties in performing their responsibilities. We also rely on our collaborative partners to conduct research efforts and clinical trials, to obtain regulatory approvals and to manufacture and market our products. As a result, the amount and timing of resources to be devoted to these activities by these other parties may not be within our control.

If Yale University does not conduct research relating to products we would like to pursue, we may never realize any benefits from our funding provided to Yale.

         We had previously agreed to reimburse Yale University, or Yale, for its costs in connection with certain research projects in an amount equal to $852,000 per year. Technology licensed by us from research conducted under this agreement includes TAPET. This arrangement was restructured effective October 1, 2000 to provide a gift of $670,000 to support Yale's research projects for the year ending September 30, 2001.

         Through December 31, 2000, we have paid over $8.3 million in total to Yale, and we may continue to support Yale's research projects. We generally do not have the right to control the research that Yale is conducting pursuant to our agreement, and our funds may not be used to conduct research relating to products that we would like to pursue. Additionally, if the research being conducted by Yale results in technologies that Yale has not already licensed or agreed to license to us, we may need to negotiate additional license agreements or we may be unable to utilize those technologies.

If our business and products, even after initial regulatory approvals are obtained, fail to comply with regulatory requirements, our ability to sell products and conduct business will be harmed.

         Even if we receive regulatory approval for any product, our business will always be subject to substantial regulation by the FDA or a comparable foreign regulatory agency. The discovery of previously unknown problems with a product or its manufacture may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The consequences for failure to comply with applicable regulatory requirements can be serious, resulting in:

     -    fines and other civil penalties;

     -    suspended regulatory approvals;

     - refusal to approve pending applications or supplements to approved applications;

     -    refusal to permit exports from the United States;

     -    product recalls;

     -    seizure of products;

     -    injunctions;

     -    operating restrictions;

     -    total or partial suspension of production; and/or

     -    criminal prosecutions.

         Any of these consequences could result in withdrawal of approval, or require reformulation of the drug, additional preclinical testing or clinical trials, changes in labeling of the product, and/or additional marketing applications. We would be required to expend time and resources in correcting the problem, including any adverse publicity associated with the problem, in order to put the product back on the market. These delays and uses of resources would hurt our business, profitability and reputation. Accordingly, even if our products receive regulatory approval, we may still face difficulties in marketing and manufacturing those products.

If we are unable to obtain reimbursement from government health administration authorities, private health insurers and other organizations for our future products, our products may be too costly for regular use and our ability to generate revenues would be harmed.

         Our future revenues and profitability will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. If these entities refuse to provide reimbursement with respect to our products or determine to provide a low level of reimbursement, our products may be too costly for general use. Any limitation on the use of our products will have a material adverse effect on our ability to generate revenues and achieve profitability. We expect a number of federal, state and foreign proposals to control the cost of drugs through government regulation. We are unsure of the form that any health care reform legislation may take or what actions any of these authorities and private payors may take in response to the proposed reforms. Therefore, we cannot precisely predict the effect of any reform on our business.

If environmental laws become stricter in the future, we face larger capital expenditures in order to comply with environmental laws.

         We cannot accurately predict the outcome or timing of future expenditures that we may be required to expend to comply with comprehensive federal, state and local environmental laws and regulations. We must comply with environmental laws that govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, and the remediation of contamination associated with generation, handling and disposal activities. Environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and face larger capital expenditures to comply with environmental laws. We have limited capital and are uncertain whether we will be able to pay for significantly larger than expected capital expenditures. Also, future developments, administrative actions or liabilities relating to environmental matters may have a material adverse effect on our financial condition or results of operations.

         All of our operations are performed under strict environmental and health safety controls consistent with the Occupational Safety and Health Administration, the Environmental Protection Agency and the Nuclear Regulatory Commission regulations. We cannot be certain that we will be able to control all health and safety problems. If we cannot control those problems, we may be held liable and may be required to pay the costs of remediation. These liabilities and costs could be material.

If anti-takeover provisions in our charter, by-laws and under Delaware law inhibit other companies from acquiring us, our stockholders may not receive a premium for their shares.

         Some of the provisions of our certificate of incorporation, bylaws and Delaware law could, together or separately:

     o    discourage potential acquisitions;

     o    delay or prevent a change in control; and

     o limit the price that investors might be willing to pay in the future for shares of our common stock.

         In particular, our certificate of incorporation provides that our board may issue from time to time, without stockholder approval, additional shares of preferred stock. The issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of our stock. This provision could also discourage, hinder or preclude an unsolicited acquisition, even if such acquisition is beneficial to us, and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder.

         In addition, we have adopted a "poison pill" pursuant to which our stockholders may exercise rights to purchase additional shares of our common stock in the event of certain acquisitions of our common stock. Our board may issue one or more series of preferred stock with rights and preferences determined by the board. The preferences and rights of any preferred stock may be superior to those of the holders of our common stock. By issuing preferred stock with superior rights to the common stock, the board could frustrate a person who wishes to take over the company through a tender offer for the outstanding common stock. These provisions are also intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors. These provisions could also delay, deter or discourage a merger or change in control.

There may be an adverse effect on the market price of our Common Stock as a result of shares being available for sale in the future.

         Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time. This could also impair our ability to raise additional capital through the sale of our equity securities. We had approximately 26.2 million shares of common stock outstanding as of March 22, 2001. All of these shares are freely tradable except for any shares purchased by an affiliate of ours, which will be subject to the limitations of Rule 144 under the Securities Act.

         Options and warrants to purchase approximately 1.2 million shares are currently exercisable, and the remainder become exercisable at various times through 2004.

                                 USE OF PROCEEDS

         Unless we otherwise specify in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock to fund research and clinical development activities, manufacturing development, manufacturing and commercialization of our product candidates, drug discovery, as well as for working capital and general corporate purposes, including for potential acquisitions of additional technologies and compounds. Our management will have broad discretion in the allocation of the net proceeds of the offering. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                           DESCRIPTION OF COMMON STOCK

         As of the date of this prospectus, we are authorized to issue up to 35,000,000 shares of common stock, $0.01 par value per share. As of March 22, 2001, 26,176,637 shares of common stock were outstanding.

Dividends

         Holders of common stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

Voting

         Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

Rights of Liquidation

         In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

Miscellaneous

         Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights. Holders of our common stock have one common stock purchase right for each outstanding share of common stock owned. The description and terms of the rights are set forth in a rights agreement that we entered into with American Stock Transfer & Trust Company as rights agent.

                              PLAN OF DISTRIBUTION

         We may sell our common stock being offered by this prospectus in three ways:

     o    to or through underwriters or dealers;
     o    directly to other purchasers; or
     o    through agents.

         We will describe in a prospectus supplement, the particular terms of the offering of our common stock, including:

     o    the name or names of any underwriters, dealers or agents;
     o    the price of the offered shares;
     o    the net proceeds to us from such sale;
     o any underwriting discounts or other items constituting underwriters' compensation;
     o    any discounts or concessions allowed or reallowed or paid to dealers;
          and
     o    any securities exchanges on which the common stock may be listed.

         If we use underwriters in the sale, our common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale. In particular, we may enter into an arrangement commonly referred to as an "equity line of credit" whereby we may issue and sell shares of our common stock from time to time at varying prices determined at the time of sale.

         Our common stock may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         Our common stock may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of our common stock for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

         We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase our common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

         Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

         Any series of securities may be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but won't be obligated to do so, and may discontinue any market making at any time without notice. We can't and won't give any assurances as to the liquidity of the trading market for our common stock.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by us from time to time under this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus (including the documents incorporated by reference in this prospectus) contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) and information about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under "Risk Factors," that could cause our actual results to differ materially from those contemplated in the forward-looking statements. We caution you that no forward-looking statement is a guarantee of future performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause our actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file reports, proxy statements and other information with the SEC. You can read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New

York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006. You may also obtain our SEC filings from the SEC's Web site on the Internet that is located at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the completion of the offering of shares from time to time under this prospectus:

     -    Our Annual Report on Form 10-K for the year ended December 31, 2000;

     - Our Current Reports on Form 8-K filed January 11, 2001, February 21, 2001, February 23, 2001, February 27, 2001 and March 20, 2001;

     - The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A dated July 31, 1995; and

     - The rights agreement dated as of October 26, 1998 as Exhibit 4.1 of our Current Report on Form 8-K filed on October 26, 1998.

     The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, Attention: Investor Relations, Telephone: (203) 498-4210.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

                                                                 Amount
                                                                 ------
SEC Registration Fee                                             $5,391
Legal, Accounting and Printing Expenses                          $
Miscellaneous Expenses                                           $
                                                                 ------
Total                                                            $
                                                                 ------

Item 15.  Indemnification of Directors and Officers

         Under the General Corporation Law of the State of Delaware ("DGCL"), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The registrant's Restated Certificate of Incorporation, as amended, eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in the DGCL.

         Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The registrant's Restated Certificate of Incorporation, as amended, and Bylaws provide for indemnification of each officer and director of the registrant to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section
145. The registrant has purchased and maintains a directors' and officers' liability policy for such purposes.

Item 16. Exhibits

 5.1 --  Opinion of Fulbright & Jaworski L.L.P.
23.1 --  Consent of Ernst & Young LLP
23.2 --  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
24.1 --  Power of Attorney (included on signature page)

------------------

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration
Fee" table in    the effective registration statement.;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on April 3, 2001.

                                 VION PHARMACEUTICALS, INC.
                                 (Registrant)

                                 By: /s/ Alan Kessman
                                     ----------------------------
                                       Alan Kessman, President and Chief
                                       Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan Kessman and Karen Schmedlin, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                                   Title                                     Date
         ---------                                   -----                                     ----

/s/ William R. Miller
----------------------------                     Chairman of the Board                 April 3, 2001
William R. Miller

/s/ Alan Kessman
----------------------------                     President, Chief Executive            April 3, 2001
Alan Kessman                                     Officer and Director (Principal
                                                 Executive Officer)
/s/ Karen Schmedlin
----------------------------                     Controller                            April 3, 2001
Karen Schmedlin                                  (Principal Financial and
                                                 Accounting Officer)
/s/ Michel C. Bergerac
----------------------------                     Director                              April 3, 2001
Michel C. Bergerac

/s/ Frank T. Cary
----------------------------                     Director                              April 3, 2001
Frank T. Cary


----------------------------                     Director                              April 3, 2001
Charles K. MacDonald

/s/ Alan C. Sartorelli
----------------------------                     Director                              April 3, 2001
Alan C. Sartorelli

/s/ Walter B. Wriston
----------------------------                     Director                              April 3, 2001
Walter B. Wriston


                             STATEMENT OF DIFFERENCES

The registered trademark symbol shall be expressed as.......................'r'